UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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BORLAND SOFTWARE CORPORATION
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8310 North Capital of Texas Highway
Building 2, Suite 100,
Austin, TX 78731
(512) 340-1364

July 6, 2009

To our stockholders:

On or about June 19, 2009, we mailed to you a definitive proxy statement relating to a special meeting of the stockholders of Borland Software Corporation (“Borland”) scheduled to be held on July 22, 2009 (the “special meeting”), to consider a proposal to adopt the Agreement and Plan of Merger, dated as of May 5, 2009, as amended by the Amendment to Agreement and Plan of Merger, dated as of June 17, 2009, among Bentley Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Micro Focus International plc, a company organized under the laws of England and Wales (“PLC”), Micro Focus (US), Inc., a Delaware corporation (“Parent”) and Borland (collectively, the “merger agreement”) and to approve the merger provided for in the merger agreement.

On June 30, 2009, the parties entered into the Second Amendment to Agreement and Plan of Merger (the “amendment”). The amendment has the effect of, among other things, increasing the merger consideration to be paid to our common stockholders from $1.15 per share to $1.50 per share in cash and increasing the termination fee payable in connection with the termination of the merger agreement under certain circumstances from $4 million to $5.2 million. The amendment provides significant additional financial value to our common stockholders. If the merger is completed, you, as a holder of our common shares, will be entitled to receive $1.50 in cash (subject to adjustment, if any), without interest or dividends and less any applicable withholding tax, for each share of Borland common stock that you own.

After careful consideration, our board of directors approved the amendment and determined that the merger agreement, as amended, the merger and the other transactions contemplated by the merger agreement, as amended, are advisable, fair to and in the best interests of Borland and its stockholders. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement, as amended, and approval of the merger.

Attached to this letter is a supplement to the definitive proxy statement containing additional and updated information about Borland and the amendment. Please read this document carefully in its entirety. We also encourage you, if you have not done so already, to review carefully the definitive proxy statement that was previously sent to you.

The time, date and location of the special meeting of our stockholders have not changed. The special meeting of our stockholders will be held at 8310 N. Capital of Texas Hwy., Bldg. 2, Suite 100, Austin, Texas 78731, at 10:00 a.m., local time, on July 22, 2009. The record date has not changed. Only stockholders who owned shares of our common stock at the close of business on June 8, 2009, the record date for the special meeting, will be entitled to vote at the special meeting.

Your vote is very important, regardless of the number of shares you own.  The adoption of the merger agreement, as amended, and the approval of the merger must be approved by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. To ensure that your shares will be represented at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card or voting instruction card as soon as possible or vote via the Internet or telephone. If you fail to do so, and do not attend the special meeting, it will have the same effect as if you voted “AGAINST” the adoption of the merger agreement, as amended, and approval of the merger. If you have already delivered a properly executed proxy card or instructed your broker how to vote your shares, you do not need to do anything unless you wish to change your vote. If you have any questions about the merger, please call Investor Relations at (512) 340-1364.

On behalf of the board of directors, thank you in advance for your cooperation and continued support as a stockholder of Borland.

Sincerely,

Erik E. Prusch
President and Chief Executive Officer

This supplement is dated July 6, 2009 and is first being mailed to stockholders on or about July 7, 2009.

SUPPLEMENT NO. 1 TO PROXY STATEMENT

INTRODUCTION

This supplement is being mailed to the stockholders of Borland Software Corporation because on June 30, 2009, we entered into the Second Amendment to the Agreement and Plan of Merger (the “amendment”), which amended our merger agreement with Bentley Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Micro Focus International plc, a company organized under the laws of England and Wales (“PLC”) and Micro Focus (US), Inc., a Delaware corporation (“Parent”), and our stockholders are being asked to adopt the merger agreement, as amended, and approve the merger. This supplement provides information about the amended transaction and updates our definitive proxy statement, dated June 19, 2009 (the “proxy statement”). References to “Borland,” “the Company,” “we,” “our,” or “us” in this supplement refer to Borland Software Corporation and our subsidiaries unless otherwise indicated or the context otherwise requires. The term “merger agreement” means the merger agreement prior to giving effect to the amendment, or after giving effect to the amendment, as the context requires.

This supplement is being mailed to our stockholders who are eligible to vote at the special meeting of stockholders being held for the purposes set forth in the proxy statement. All holders of record of our common stock as of the close of business on June 8, 2009 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. A complete list of stockholders entitled to vote at the special meeting will be open for examination by our stockholders, during regular business hours, for a period of ten days prior to the meeting, at 8310 N. Capital of Texas Hwy., Bldg. 2, Suite 100, Austin, TX 78731.

As discussed in more detail in the proxy statement, we will hold our special meeting at our headquarters, located at 8310 N. Capital of Texas Hwy., Bldg. 2, Suite 100, Austin, Texas 78731, at 10:00 a.m., local time, on July 22, 2009, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 5, 2009, as amended by the Amendment to Agreement and Plan of Merger, dated as of June 17, 2009 and the Second Amendment to the Agreement and Plan of Merger, dated as of June 30, 2009, among Merger Sub, PLC, Parent and Borland and to approve the merger provided for in the merger agreement, as amended; and

2. To vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, as amended, and approve the merger.

After careful consideration, our board of directors has determined that the merger agreement, as amended, and the transactions contemplated by the merger agreement, as amended, including the merger, are advisable, fair to, and in the best interests of, Borland’s stockholders. Our board of directors has adopted the merger agreement, as amended, and approved the transactions contemplated by the merger agreement, as amended, including the merger.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT, AS AMENDED, AND THE APPROVAL OF THE MERGER.

Stockholders are urged to read this supplement carefully together with the proxy statement. The information contained in this supplement replaces and supersedes any inconsistent information set forth in the proxy statement. If you need another copy of the proxy statement or this supplement, please call Investor Relations at (512) 340-1364. The proxy statement and this supplement may also be found on the internet at www.sec.gov.

Your vote is very important, regardless of the number of shares you own.  The adoption of the merger agreement, as amended, and the approval of the merger must be approved by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Only stockholders who owned shares of our common stock at the close of business on June 8, 2009, the record date for the special meeting, will be entitled to vote at the special meeting. To ensure that your shares will be represented at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card or voting instruction card as soon as possible or vote via the Internet or telephone. If you fail to do so, and do not attend the special meeting, it will have the same effect as if you voted “AGAINST” the adoption of the merger agreement, as amended, and approval of the merger. If you have already delivered a properly executed proxy card or instructed your broker how to vote your shares, you do not need to do anything unless you wish to change your vote.

VOTING

The holders of record of shares of our common stock as of the close of business on June 8, 2009, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. Holders of record of our common stock may vote in person at the special meeting or authorize a proxy for the special meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card or by following the instructions on your proxy card for telephonic or Internet proxy authorization. If you hold your shares in “street name,” you may instruct your broker how to vote your shares by following the directions provided by your broker. You may also vote in person at the special meeting if you obtain a proxy, executed in your favor, from the holder of record and bring it to the special meeting. See “The Special Meeting” beginning on page 11 of the proxy statement for more information regarding voting.

NO ACTION IN CONNECTION WITH THIS SUPPLEMENT IS REQUIRED BY ANY STOCKHOLDER WHO HAS PREVIOUSLY DELIVERED A PROXY OR PROVIDED VOTING INSTRUCTIONS TO THEIR BROKER AND WHO DOES NOT WISH TO REVOKE OR CHANGE SUCH PROXY.

REVOCABILITY OF PROXIES

If you are a record holder, you can change your vote and revoke your proxy at any time before it is voted at the special meeting by:

•	delivering to Melissa Frugé, Vice President, General Counsel and Secretary, a signed written revocation letter dated later than the date of your proxy;

•	submitting a new properly completed and executed proxy card dated later than the date of your proxy; or

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to revoke your proxy).

If you hold your shares in “street name” and have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

UPDATE TO THE SUMMARY TERM SHEET

This updated summary term sheet, together with the updated question and answer section contained in this supplement, highlights important information about the proposed merger discussed in more detail elsewhere in this supplement and in the proxy statement. This updated summary term sheet does not contain all of the information you should consider before voting on the adoption of the merger agreement, as amended, and approval of the merger. To understand the merger more fully, you are urged to read carefully this entire supplement and all of its annexes, including the amendment, a copy of which is attached as Annex A to this supplement, and the proxy statement and all of its annexes before voting on the proposal to adopt the merger agreement, as amended, and approve the merger. The merger agreement, as amended, is the legal document that governs the merger.

Second Amendment to the Agreement and Plan of Merger

On June 30, 2009, we, together with PLC, Parent and Merger Sub, entered into the amendment, which amends the merger agreement to increase the consideration payable to our stockholders from $1.15 per share to $1.50 per share, in cash, without interest or dividends and less any applicable withholding tax. The amendment also provides for an increase in the termination fee payable in connection with the termination of the merger agreement under certain circumstances from $4 million to $5.2 million. See “Summary of Second Amendment to Agreement and Plan of Merger” beginning on page S-11.

Recommendation of Our Board of Directors

After careful consideration, our board of directors has determined that the merger agreement, as amended, and the transactions contemplated by the merger agreement, as amended, including the merger, are advisable, fair to, and in the best interests of, our stockholders. Our board of directors has adopted the merger agreement, as amended, and approved the transactions contemplated by the merger agreement, as amended, including the merger. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement, as amended, and approval of the merger and “FOR” the approval of any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement, as amended, and approval of the merger if there are not sufficient votes for the adoption of the merger agreement, as amended, and approval of the merger at the special meeting.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors with respect to the merger agreement, as amended, and the merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement, as amended, and the merger. See “Interests of Our Directors and Executive Officers in the Merger” beginning on page S-9.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER

The following section provides brief answers to some of the more likely questions raised in connection with the merger agreement, as amended, and the merger. This section is not intended to contain all of the information that is important to you. You are urged to read the entire supplement and proxy statement carefully, including the information incorporated by reference and the annexes.

Q:	Why are you sending me this supplement?

A:	We are sending you this supplement because on June 30, 2009, we, PLC, Parent and Merger Sub amended the merger agreement to provide for, among other things, an increase in the consideration payable in the merger from $1.15 to $1.50 in cash per share of our common stock. This supplement provides information about the changes to the transaction and updates the proxy statement which was previously mailed to you on or about June 19, 2009.

Q:	What are the significant amendments to the merger agreement?

A:	The merger agreement was amended to increase the merger consideration to be paid to our stockholders from $1.15 to $1.50 in cash per share of our common stock, without interest or dividends and less any applicable tax withholding. In addition, the amendment provides for an increase the termination fee payable in connection with the termination of the merger agreement under certain circumstances from $4 million to $5.2 million.

Q:	What will happen to my shares of Borland common stock after the merger?

A:	Upon completion of the merger, each outstanding share of Borland common stock will automatically be canceled and converted into the right to receive $1.50 in cash (subject to adjustment, if any), without interest or dividends and less any applicable withholding tax, unless the stockholder has not voted in favor of the merger or consented to the merger in writing and has properly exercised appraisal rights under applicable Delaware law.

Q:	Does the board of directors still support the merger?

A:	Yes. Our board of directors recommends that our stockholders vote “FOR” the adoption of the merger agreement, as amended, and the approval of the merger.

Q:	What should I do if I already voted using the proxy card you sent me earlier?

A:	First, carefully read this supplement and the proxy statement, including the information incorporated by reference and the annexes. If you have already submitted a proxy or instructed your broker how to vote your shares, you do not need to do anything unless you want to change your vote. If you want to change your vote, you need to deliver a signed revocation letter to our Secretary, submit a new proxy card or attend the special meeting and vote in person. Otherwise, you will be considered to have voted on the proposals as indicated in the proxy card you sent earlier and the proxies identified in the proxy card you sent earlier will vote your shares as indicated in that previously submitted proxy card. If your shares are held in “street name” by your broker, and you wish to change your vote, please refer to your voting instruction card or other information forwarded by your broker to determine how to instruct your broker to vote your shares.

Q:	What should I do if I have not voted my shares?

A:	First, carefully read this supplement and the proxy statement, including the information incorporated by reference and the annexes. If you are a registered holder and you have not already delivered a properly executed proxy, please complete, sign, date and return the enclosed proxy card or, to appoint a proxy over the Internet or by telephone, follow the instructions provided on the proxy card to ensure that your shares will be represented at the special meeting. If your shares are held in “street name” by your broker, and you have not already instructed your broker how to vote your shares, please refer to your voting card or other information forwarded by your broker to determine how to instruct your broker to vote your shares. Your vote is important. Accordingly, we urge you to sign and return the enclosed proxy card or voting instruction card as soon as possible or vote via the Internet or telephone whether or not you plan to attend the special meeting.

Q:	How do I revoke or change my vote?

A:	If you are record holder, you can change your vote at any time before the vote taken at the special meeting by:

• delivering to Melissa Frugé, Vice President, General Counsel and Secretary, a signed written revocation letter dated later than the date of your proxy;

• submitting a new properly completed and executed proxy card dated later than the date of your proxy; or

• attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to revoke your proxy).

If you hold your shares in “street name” and have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q:	Am I entitled to appraisal rights?

A:	Under Delaware law, you are entitled to appraisal rights in connection with the merger if you meet certain conditions and follow certain procedures. These conditions and procedures are described in the proxy statement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the merger consideration of $1.50 in cash (subject adjustment, if any), without interest or dividends thereon and less applicable withholding tax, for each share of our common stock.

Q:	Whom should I call if I have questions or want additional copies of documents?

A:	If you have additional questions about the merger or this supplement, or need additional copies of the proxy statement or the proxy card, you may direct such questions or request to Investor Relations at (512) 340-1364.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy supplement, and the documents to which we refer you in this supplement, contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy supplement, including, among others, under the section entitled “Update to the Summary Term Sheet” and in statements containing words such as “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “likely to become,” “intend,” “plan,” “believe” and other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Many of the factors that will determine the outcome of the merger are beyond our ability to control or predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations or on the merger and related transactions. Factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained in this proxy supplement include, among other things:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, as amended;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger;

•	the failure of the merger to close for any other reason;

•	the risk that the merger agreement may be terminated in circumstances which require us to pay Parent and Merger Sub a termination fee of up to $5.2 million;

•	any legal proceedings actually or potentially instituted against us and others in connection with the merger;

•	the effect of the announcement of the merger on our customer and employee relationships, operating results and business generally;

•	any significant delay in the expected completion of the merger;

•	the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	other risks set forth in our current filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-Q and Form 10-K, regarding which please see “Where You Can Find More Information” beginning on page S–13.

The forward-looking statements made in this proxy supplement represent our views as of the date of this proxy supplement, and it should not be assumed that the statements made herein remain accurate as of any future date. We undertake no duty to any person to revise or update such forward-looking statements in this proxy statement under any circumstances, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. We encourage you to review any additional disclosures made by us in our Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

UPDATE TO PROPOSAL 1 — THE MERGER

Background of the Merger

The proxy statement is supplemented to add the following disclosure at the end of the section entitled “Proposal 1 — The Merger — Background of the Merger” beginning on page 14 of the proxy statement:

During the afternoon of June 24, 2009, Company A, a strategic buyer, submitted a new nonbinding proposal for the acquisition of all of the outstanding shares of the Company for consideration of $1.25 per share in cash. The nonbinding proposal indicated that Company A would fund the transaction by incremental indebtedness to be provided by Company A’s existing lenders and that the transaction would not be subject to receipt of financing. Company A also indicated in the proposal that it believed it could reach a definitive merger agreement and complete diligence in two weeks.

During the evening of June 24, 2009, our board met telephonically to discuss the Company A proposal received earlier that day. Representatives of J.P. Morgan and DLA Piper were present at this meeting. The Board discussed the proposed terms of Company A’s nonbinding proposal, the provisions of the merger agreement, governing the Company’s right to enter into discussions or provide information to Company A, and the possible impact of the Company A proposal on the transactions contemplated by the merger agreement. DLA Piper provided advice on the Board’s fiduciary duties and the terms of the amendment and J.P. Morgan advised on the terms of the indication of interest from Company A. The Board discussed the proposal, including the price per share, Company A’s need for financing and the potential availability of such financing, and the two week time frame proposed to conclude diligence and reach a definitive merger agreement. Based on this discussion, the Board determined that the Company A proposal was reasonably likely to lead to a superior proposal, as defined under the merger agreement, and directed management to notify Micro Focus of the receipt of the proposal and the Board’s determination that it was reasonably likely to lead to a superior proposal, as required under the merger agreement. The Company advised Micro Focus of these developments, as required under the merger agreement. On June 25, 2009, Company A was provided access to the Company’s data room and commenced diligence.

On June 30, 2009, Mr. Kelly discussed with Mr. Prusch a possible second amendment to the merger agreement pursuant to which Micro Focus would increase the price per share for the merger consideration under the merger agreement, provided that the termination fee would also be increased, and assuming that as a result of these amendments, our board would determine that the Company A proposal was no longer reasonably likely to lead to a superior proposal. Mr. Kelly indicated that he had approval from the Micro Focus Board for an increase in the merger consideration up to $1.50 per share, provided there was an increase in the termination fee. Messrs. Kelly and Prusch engaged in negotiations regarding the size of the termination fee.

Later on June 30, 2009, our board of directors met telephonically to discuss the proposal from Micro Focus. Representatives of J.P. Morgan and DLA Piper were present at this meeting. Our board discussed the proposed amendments to the merger agreement to increase the merger consideration from $1.15 to $1.50 per share in cash and an increase in the termination fee. Mr. Prusch reviewed the negotiations he had with Mr. Kelly relating to the termination fee, indicating that Micro Focus would not agree to an increase in the consideration without an increase in the termination fee. DLA Piper provided legal advice on our board’s fiduciary duties and the terms of the proposal from Micro Focus. Our board considered a proposed increase in the termination fee up to the same percentage of the increased deal value that the $4 million termination fee had represented of the prior aggregate deal value. Our board concluded that such a termination fee was not likely to deter an interested bidder from making a proposal, and determined that such an increase in the termination fee was a reasonable trade off for the increased merger consideration. Our board requested, however, that Mr. Prusch engage in further negotiations to limit the size of the termination fee to the extent possible. Our board considered the increase in the merger consideration and compared the Company A proposal to the merger agreement as proposed to be amended, noting that the $1.50 price per share was significantly higher than the Company A proposal. Our board also noted that the Company A proposal was still subject to diligence and the negotiation of a definitive merger agreement, and that Company A required financing for its transaction. After further review and discussion, our board of directors unanimously determined that the proposed amendment to the merger agreement was advisable, fair to and in the best interests of our stockholders and voted unanimously to approve the amendment to the merger agreement to increase the price per share consideration to $1.50, and to increase the termination fee up to the dollar amount representing the same percentage of the total deal value as represented by the prior termination fee, or such lower amount as Mr. Prusch could negotiate. After consultation with J.P. Morgan and DLA Piper, our board of directors determined that, assuming the merger agreement with Micro Focus was amended as proposed, Company A’s proposal was no longer reasonably likely to lead to a superior proposal (as that term is defined in the merger agreement). After further discussion, our board determined that the merger and the merger agreement, as amended, were advisable, fair to, and in the best interests of our stockholders.

Mr. Prusch then engaged in further negotiations with Mr. Kelly regarding the termination fee, and agreed upon a termination fee of $5.2 million, which was the lowest termination fee to which Micro Focus would agree. Later on June 30, 2009, the parties executed the amendment to the merger agreement, and the amendment to the merger agreement was filed with the SEC as an exhibit to Borland’s Current Report on Form 8-K. We then advised Company A of the determination of our board that the Company A proposal was no longer deemed reasonably likely to lead to a superior proposal, and Company A’s access to the data room was terminated.

Reasons for the Merger

The proxy statement is supplemented to add disclosure in “Proposal 1 — The Merger — Reasons for the Merger” beginning on page 26 of the proxy statement as follows:

In the course of reaching its decision to approve the merger agreement, as amended, and to recommend that our stockholders vote to adopt the merger agreement, as amended, our board of directors consulted with our senior management, financial advisors and legal counsel, and considered a number of potentially positive factors in its deliberations concerning the merger, including, but not limited to, the following:

•	the fact that the merger consideration of $1.50 per share of our common stock represents a meaningful premium to recent historical trading prices of our common stock. The merger consideration represents an approximately 103% premium compared to the closing price of our common stock of $0.74 on May 4, 2009, the trading day prior to our board’s approval of the original merger agreement, an approximately 157% premium to the average closing price of our common stock for the 30 trading days ended May 4, 2009, and an approximately 197% premium to the average closing price of our common stock for the 60 trading days ended May 4, 2009; and

•	the fact that Company A’s proposal received on June 24, 2009 was at a lower price than the amended merger consideration of $1.50 provided by the amendment.

Our board of directors also considered a number of other potentially positive factors, as well as a number of potentially countervailing factors, in its deliberations concerning the merger, as summarized in the section entitled “Proposal 1 — The Merger — Reasons for the Merger” beginning on page 26 of the proxy statement.

Recommendation of Our Board of Directors

Our board of directors approved the merger, the merger agreement, as amended, and the other transactions contemplated thereby. Our board of directors determined that it was advisable, fair to and in the best interests of us and our stockholders that we enter into the merger agreement, as amended, and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, as amended, and directed that the merger agreement, as amended, and the merger be submitted to a vote for adoption at the special meeting.

Our board of directors recommends that our stockholders vote “FOR” adoption of the merger agreement, as amended, and approval of the merger.

Interests of Our Directors and Executive Officers in the Merger

The following information reflects the effects of the amendment and updates certain information in “Proposal 1 — The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 33 of the proxy statement related to the treatment of stock options and restricted stock:

In considering the recommendation of our board of directors to vote “FOR” adoption of the merger agreement and approval of the merger, you should be aware that there are provisions of the merger agreement and other arrangements that will result in certain benefits to our directors and executive officers, but not to stockholders generally. As described in more detail below, these interests relate to or arise from:

•	accelerated vesting of outstanding stock options held by our executive officers and directors;

•	accelerated vesting of restricted stock held by one executive officer and one director if their services are terminated in connection with the merger;

•	payment of cash severance and health benefit continuation coverage for our executive officers whose employment is terminated in connection with the merger; and

•	continued indemnification of, and provision of directors’ and officers’ insurance to, our current directors and executive officers following the merger.

Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and in making its recommendation. Stockholders should take these benefits into account in deciding whether to vote for adoption of the merger agreement and approval of the merger.

Treatment of Stock Options and Restricted Stock

Each outstanding Borland stock option that remains unexercised, whether vested or unvested, will terminate at the completion of the merger in accordance with the stock plan under which it was granted. However, the merger agreement provides that each holder of a terminated Borland option that is vested at the effective time of the merger and in the money who signs a required written acknowledgement will be entitled to receive a cash payment, less any applicable withholding tax, equal to the product of (i) the excess of the per-share merger consideration over the per-share exercise price of the option and (ii) the number of shares of Borland common stock otherwise issuable upon exercise of the option. As of July 1, 2009, our directors and executive officers held outstanding Borland stock options for a total of 4,876,500 shares. Of these, options for 1,847,000 shares have exercise prices less than $1.50, and are considered “in the money.” Of these, options for 1,810,477 shares will become fully vested in connection with the merger and will entitle their holders to payment.

The following table identifies, for each of our executive officers and directors: (i) the aggregate number of shares of Borland common stock subject to outstanding “in the money” options as of July 1, 2009, (ii) the aggregate number of shares which are unvested but will become fully vested and exchanged for cash in connection with the merger, and (iii) the weighted average exercise price and value of such “in the money” options. The information in the table assumes that all options remain outstanding immediately prior to their termination upon completion of the merger.

					Weighted Average
			Total in-the-money		Exercise Price of	Total Value of
			Options That Will		Options That Will	Options That Will
	Total Outstanding		Become Fully Vested		Become Fully Vested	Become Fully Vested
	in-the-money		and Exchanged for		and Exchanged for	and Exchanged for
Name	Options		Cash		Cash	Cash

Officers:
Erik Prusch	930,000		930,000		$0.56	$874,270
Thomas Wilkas	250,000		250,000		$0.46	$260,000
Chuck Maples	175,000	(1)	156,706	(1)	$0.46	$162,530
Richard Novak	75,000		75,000		$0.42	$81,000
Melissa Frugé	125,000	(1)	106,771	(1)	$0.48	$108,535
Directors:
John Olsen	18,500		18,500		$1.29	$3,885
Charles Kane	14,500		14,500		$1.29	$3,045
William Hooper	16,500		16,500		$1.29	$3,465
T. Michael Nevens	15,500		15,500		$1.29	$3,255
Tod Nielsen	200,000		200,000		$1.42	$15,800
Robert Tarkoff	13,500		13,500		$1.29	$2,835
Bryan Leblanc	13,500		13,500		$1.29	$2,835

(1)	Includes grants made in 2008 at $1.42 to Mr. Maples and Ms. Frugé that do not accelerate in connection with the merger, but a portion of which have become vested.

In addition, the vesting of 100,000 shares of restricted stock granted to Mr. Wilkas in connection with his appointment on March 16, 2009 as Borland’s Chief Financial Officer and 62,500 shares of restricted stock held by Mr. Nielsen, our former Chief Executive Officer who continues to serve on our board of directors, will accelerate and the shares will become vested in full if, following completion of the merger, their services as an employee or as a non-employee director, as applicable, are terminated without cause.

Certain of our executive officers are participants in the Borland Employee Stock Purchase Plan (“ESPP”). Under the terms of the ESPP, all participants, including such executive officers, may purchase shares of our common stock at a purchase price equal to 85% of the lesser of (a) the fair market value of a share of our common stock upon the commencement of the offering period, or (b) the fair market value of a share of our common stock on the purchase date. We will shorten any ongoing offering period that would otherwise extend beyond the effective time of the merger so that a final purchase date will occur prior to the merger.

SUMMARY OF SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

The following describes the material provisions of the amendment to the merger agreement, but is not intended to be an exhaustive discussion of the amendment. We encourage you to read the amendment, as well as the merger agreement as in effect prior to June 30, 2009, carefully and in its entirety. The rights and obligations of the parties are governed by the express terms of the merger agreement, as amended, and not by this summary or any other information contained in this supplement.

The following summary is qualified in its entirety by reference to the amendment, which is attached to this supplement as Annex A and incorporated herein by reference.

Merger Consideration

The amendment provides for an increase in the amount of consideration payable to Borland stockholders, if the merger is completed, from $1.15 per share to $1.50 per share in cash, without interest or dividends and less any applicable tax withholding.

Representations and Warranties

The amendment updates our representations and warranties relating to the number of our outstanding vested options with per share exercise prices less than $1.50.

Termination Fee Payable by the Company

The amendment provides that we may be obligated to pay Merger Sub and Parent a termination fee of $5.2 million in the aggregate, less any reimbursable expenses already paid, under the following circumstances:

•	the merger is not consummated on or before November 5, 2009, and such failure to consummate the merger is not due to the failure of Parent, PLC or Merger Sub to perform its covenants under the merger agreement, and prior to such termination, an acquisition proposal shall have been made to us or any person shall have publicly announced an intention to make an acquisition proposal with respect to us, and such acquisition proposal shall not have been withdrawn at least two business days prior to the time of such termination of the merger agreement, and within twelve months after such termination any acquisition proposal is consummated, or we have entered into an acquisition agreement relating to any acquisition proposal; provided, however, that for purposes of this section, the references to “20%” in the definition of “acquisition proposal” shall be deemed to be references to “50%”;

•	we did not obtain stockholder approval at the stockholder meeting or by November 3, 2009, and prior to such termination, an acquisition proposal shall have been made to us or any person shall have publicly announced an intention to make an acquisition proposal with respect to us, and such acquisition proposal shall not have been withdrawn at least two business days prior to the time of our stockholder meeting, and within twelve months after such termination any acquisition proposal is consummated, or we have entered into an acquisition agreement relating to any acquisition proposal; provided, however, that for purposes of this section, the references to “20%” in the definition of “acquisition proposal” shall be deemed to be references to “50%”;

•	Merger Sub or Parent terminates the merger agreement because: (i) we have approved, recommended, taken no position, or failed to recommend against an acquisition proposal; (ii) we fail to call our stockholders meeting or fail to include in the proxy statement the recommendation of our board of directors that our stockholders approve and adopt the merger agreement; (iii) our board of directors has withdrawn, modified or changes it recommendation of the merger agreement; or our board of directors resolves to do any of the foregoing; or

•	we have materially breached our non-solicitation obligations.

THE MERGER FINANCING AGREEMENT

The proxy statement is supplemented to add the following disclosure in “Proposal 1 — The Merger Financing Agreement” beginning on page 54 of the proxy statement:

The increase in the merger consideration contained in the June 30, 2009 amendment was consented to by the parties to the Credit Facility Agreement. The June 30, 2009 amendment was permitted pursuant to the Credit Facility Agreement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room at the following location: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of The NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Our website address is www.borland.com. We make available on our website, free of charge, the periodic reports that we file with or furnish to the SEC, as well as all amendments to these reports, as soon as reasonably practicable after such reports are filed with or furnished to the SEC. The information on our website is not a part of this proxy statement.

You should rely only on the information contained in this supplement and the proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this supplement and the proxy statement. This supplement is dated July 6, 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and neither the mailing of this proxy statement to stockholders nor the issuance of the merger consideration pursuant to the merger shall create any implication to the contrary.

By order of the board of directors,

Melissa Frugé
Vice President, General Counsel and Secretary

Annex A

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2009 (this “Amendment”), is entered into by and among Borland Software Corporation, a Delaware corporation (the “Company”), Bentley Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Micro Focus International plc, a company organized under the laws of England and Wales (“PLC”) and Micro Focus (US), Inc., a Delaware corporation (“Parent”).

WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger, dated as of May 5, 2009, and amended as of June 17, 2009 (the “Merger Agreement”);

WHEREAS, pursuant to Section 8.04 of the Merger Agreement, the parties hereto desire to amend the Merger Agreement as set forth in this Amendment; and

WHEREAS, all necessary actions to make this Amendment a valid agreement of the parties hereto have been taken.

NOW THEREFORE, for and in consideration of the premises and mutual agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

I.	DEFINITION OF TERMS

Unless the context otherwise requires: (A) a term defined in the Merger Agreement has the same meaning when used in this Amendment; (B) capitalized terms used herein that are not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement; (C) references to Sections mean reference to such Sections in the Merger Agreement, unless stated otherwise; and (D) rules of construction applicable pursuant to the Merger Agreement are also applicable herein. Each reference in the Merger Agreement to the “date of this Agreement”, the “date hereof” or any similar term shall refer to May 5, 2009.

II.	AMENDMENT TO THE MERGER AGREEMENT

The Merger Agreement is amended as follows:

A. Section 2.01(a) of the Merger Agreement is hereby amended by replacing the reference to “$1.15” therein with a reference to “$1.50” with the effect that for all purposes of the Merger Agreement the defined term “Merger Consideration” shall mean $1.50 in cash without interest.

B. Section 3.05(a) of the Merger Agreement is amended by replacing the third sentence in its entirety with the following: “Subject to Section 5.01(b), the Company has outstanding Cash-Pay Options pursuant to which an aggregate of 2,282,191 Common Shares are issuable and the weighted average exercise price for such Cash Pay Options is $0.71.

C. Section 8.01(b) of the Merger Agreement is hereby amended by replacing the reference to “$4,000,000” in the last sentence thereof with a reference to ‘‘$5,200,000” with the effect that for all purposes of the Merger Agreement the defined term “Break Up Fee” shall mean cash in immediately available funds in an amount equal to $5,200,000.

III.	MISCELLANEOUS

A. Ratification of Merger Agreement; No Further Amendment; Full Force and Effect.

The Merger Agreement as amended by this Amendment, is in all respects ratified and confirmed, and this Amendment shall be deemed part of the Merger Agreement. Except as otherwise expressly provided in this Amendment, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect. This Amendment shall form a part of the Merger Agreement for all purposes, and each party hereto and thereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

B. Governing Law; Jurisdiction and Venue.

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Amendment or any of the transactions contemplated by this Amendment: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

C. Entire Agreement; Counterparts; Exchange by Facsimile or Electronic Delivery.

This Amendment constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof. This Amendment may be executed in one or more counterparts, any number of which may be by facsimile, all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

BORLAND SOFTWARE CORPORATION

By:
Name:

Title:

BENTLEY MERGER SUB, INC.

By:
Name:

Title:

MICRO FOCUS (US), INC.

By:
Name:

Title:

MICRO FOCUS INTERNATIONAL PLC

By:
Name:

Title:

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL
This method of voting is available for residents of the U.S. and Canada. On a touch-tone telephone, call TOLL FREE 1-877-450-9556, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available until July 21, 2009.
	Visit the Internet voting website at http://proxy.georgeson.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available until July 21, 2009.	Simply sign and date your proxy card and return it in the enclosed postage-paid envelope to Georgeson Inc., 199 Water Street, New York, NY 10038. If you are voting by telephone or Internet, please do not mail your proxy card.
DETACH HERE
BORLAND SOFTWARE CORPORATION
PROXY
Special Meeting of Stockholders – July 22, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Erik E. Prusch and Melissa Frugé, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Borland Software Corporation held of record by the undersigned on June 8, 2009 at the Special Meeting of Stockholders of Borland Software Corporation, to be held at the corporate headquarters of Borland Software Corporation located at 8310 N. Capital of Texas Hwy, Bldg. 2, Suite 100, Austin, Texas 78731, on Wednesday, July 22, 2009 at 10:00 a.m. local time, and at any and all adjournments or postponements thereof, as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the proxy statement, dated June 19, 2009, and the supplement to the proxy statement, dated July 6, 2009, receipt of which is hereby acknowledged.
     WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED FOR PROPOSAL 1 AND, IF NECESSARY, FOR PROPOSAL 2.
(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF
BORLAND SOFTWARE CORPORATION
July 22, 2009
Please, date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN
BLUE OR BLACK INK AS SHOWN HERE                    ☑

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 5, 2009, as amended by the Amendment to Agreement and Plan of Merger, dated June 17, 2009, and the Second Amendment to Agreement and Plan of Merger, dated June 30, 2009, among Borland Software Corporation, Bentley Merger Sub, Inc., Micro Focus International plc, and Micro Focus (US), Inc. (the “merger agreement”) and approve the merger provided for in the merger agreement.	FOR ☐	AGAINST ☐	ABSTAIN ☐	2.	To vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger provided for in the merger agreement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.